Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 31, 2017 relating to the consolidated financial statements for the year ended December 31, 2016 of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”) appearing in the Report on Form 6-K of Banco Bilbao Vizcaya Argentaria S.A. filed with the Securities and Exchange Commission on June 25, 2019 (Accession No. 0000842180-19-000009), and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte, S.L.

Madrid, Spain

June 25, 2019